UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Sohu.com Inc.

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Beijing, May 17, 2018

Dear fellow Sohu.com Inc. stockholders,

I am the founder, Chairman, and CEO of Sohu.com Inc. (NASDAQ: SOHU) (“Sohu Delaware”), China’s leading online media, video, search, and gaming business group. By now you should have received our Notice of Special Meeting of Stockholders (the “Special Meeting”) and the joint Proxy Statement/Prospectus of Sohu Delaware and our Cayman Islands subsidiary Sohu.com Limited (“Sohu Cayman”). You may also access and review the Proxy Statement/Prospectus on the SEC’s EDGAR site at https://www.sec.gov/edgar/searchedgar/companysearch.html under “SOHU COM INC” and “Sohu.com Ltd.”

The Proxy Statement/Prospectus is with respect to our solicitation of Sohu Delaware stockholder approval of a proposal for the dissolution of Sohu Delaware (the “Liquidation”) and adoption of a plan of complete liquidation and dissolution of Sohu Delaware, pursuant to which, among other things, Sohu Delaware will be dissolved; all outstanding shares of the common stock of Sohu Delaware will be cancelled, and American depositary shares (the “ADSs”) representing ordinary shares of Sohu Cayman will be distributed to the stockholders of Sohu Delaware on a pro rata basis (the “Liquidation Proposal”).

As the May 29, 2018 date for the Special Meeting is fast approaching. I am writing to encourage you, if you have not already done so, to vote “FOR” the Liquidation Proposal and the related proposal to adjourn the Special Meeting to another date, time, or place, if necessary for the purpose of soliciting additional proxies to vote in favor of the Liquidation Proposal.

I expect that the implementation of the Liquidation Proposal will result in substantial benefits for Sohu and our stockholders. If it is approved by our stockholders and implemented, the Liquidation Proposal will result in the domicile of the top-tier, publicly-traded holding company of the Sohu Group changing from Delaware to the Cayman Islands. After the Liquidation Proposal is implemented, the Sohu Group’s business, operations, and assets will be very much the same as they are now. Instead of shares of common stock of Sohu Delaware, you will own the ADSs, which will be listed and traded on the NASDAQ Global Select Market under the same “SOHU” symbol that is now used for the shares of the common stock of Sohu Delaware. There should be no interruption in trading, as trading in the ADSs is expected to commence on the first trading day after the Liquidation Proposal is implemented.

I want to emphasize to you that one of the core reasons for the Liquidation Proposal is to establish a more efficient holding company structure that we expect will generate significant economic benefit for the Sohu Group and our stockholders over the long term while maintaining strong corporate governance. The Sohu Group has no operations, management, or employees in the U.S. Therefore, we believe that it is quite inefficient for the top-tier holding company of the Sohu Group to be domiciled in the U.S.

Following the implementation of the Liquidation Proposal, the Sohu Group will no longer be subject to U.S. corporate income tax. I would like to highlight a few key points in this regard that I believe are very important in considering the long-term value of your investment in the Sohu Group:

•	If we do not implement the Liquidation Proposal, Sohu Delaware, even though it has no U.S. operations, will be subject to U.S. corporate tax on certain income of its foreign subsidiaries, such as rents, royalties, interest, dividends, and gain from disposal of investments, that falls under Subpart F of the U.S. Internal Revenue Code.

•	If we do not implement the Liquidation Proposal, Sohu Delaware will also be subject to a new tax imposed by the U.S. federal tax legislation (“U.S. Tax Reform”) that was signed into law on December 22, 2017 on global intangible low-taxed income (or “GILTI”) of its foreign subsidiaries.

•	If our top-tier holding company continues to be domiciled in the U.S., in many future years we should expect to be taxed under Subpart F and/or to be liable for some payment on GILTI.

•	One example of the impact for the Sohu Group if the Liquidation Proposal is not implemented, and we continue to be subject to U.S. corporate tax on Subpart F income, is our interest in our subsidiary Sogou Inc. Based on the closing market price for Sogou’s American depositary shares on the New York Stock Exchange of $9.50 on May 15, 2018, Sohu’s 33% interest in Sogou is valuable – approximately $1.25 billion. Sohu Delaware, as a U.S. corporation, would be subject to U.S. corporate tax under Subpart F if our subsidiary that holds the Sogou shares sold any of those shares at a price higher than the adjusted tax basis in the shares. Subpart F income is currently taxed at the rate of 21%. Although we have no present intention of selling any of Sohu’s Sogou shares, we believe that this, along with the other ongoing U.S. tax effects under Subpart F and GILTI tax if our top-tier holding company were to continue as a U.S. corporation, are nevertheless very important matters to consider in evaluating the benefits of the Liquidation Proposal.

•	If we do not implement the Liquidation Proposal now, depending on Sohu’s market value and other future events, it could be difficult to implement in the future without material tax costs for Sohu Delaware and its subsidiaries, which could mean that we would be locked into the burdens of the U.S. Subpart F and GILTI tax regimes indefinitely.

I also want to emphasize that Sohu’s commitment to good corporate governance has not changed and will not change after we are domiciled in the Cayman Islands. I believe that stockholders who focus solely on the differences between Delaware law and Cayman Islands law, or between SEC reporting by a U.S. corporation and SEC reporting by a foreign private issuer, will be missing some of the core reasons why this proposed change in the domicile of our top-tier holding company will be financially beneficial to Sohu and its stockholders, and will also tend to overlook the efforts we have made to carry over various stockholder protections into Sohu Cayman. For example, a stockholder who reviews the Proxy Statement/Prospectus carefully will note that we have indicated that we will continue to have independent audit, nominating, and compensation committees; hold annual meetings of shareholders; and provide certain other key shareholder protections, such as a right to nominate directors and make shareholder proposals, that are not ordinarily required for foreign private issuers or Cayman Islands companies.

Your vote is important! We urge you to consider the likely significant financial benefits of implementing the Liquidation Proposal as summarized in this letter, and to vote “FOR” both of our proposals, in accordance with the recommendation of Sohu Delaware’s Board of Directors.

Sincerely,

Dr. Charles Zhang

Chairman and Chief Executive Officer

If you have questions about how to vote your shares, please contact:

In the United States:

+1-800-509-0984

In China:

Tel: +86(10) 5660-3068 / +86(10) 6272-5694

E-mail: ir@contact.sohu.com